Exhibit (c) 1

GPU News Release
December 21, 1999


             GPU and AmerGen Close Sale Of Three Mile Island Unit 1


MORRISTOWN, N.J. -- December 21, 1999 -- GPU, Inc. announced today that it has completed the sale of its Three Mile Island (TMI) Unit 1 nuclear generating facility near Harrisburg, Pa., to AmerGen Energy Company for $100 million.

AmerGen is a joint venture of PECO Energy Company, of Philadelphia, Pa., and British Energy Company, of Edinburgh, Scotland, founded in 1997 to purchase and operate nuclear generation plants in the United States.

"This transaction is one of the final steps in our planned exiting of the domestic merchant generation business, which will enable us to focus on our strategy of transmitting and distributing electricity and providing utility services," said Fred D. Hafer, chairman, president and chief executive officer of GPU.

"The purchase of TMI Unit 1 marks another major acquisition in AmerGen's business plan to become the nation's leading power generator," said Jerry Rainey, PECO Nuclear president and chief nuclear officer, and chief executive officer of AmerGen. "TMI-1 has an excellent operating and safety record and a fine, experienced staff. It has the potential to remain as one of the nation's top nuclear plants for many years to come. We are pleased to add it to our growing portfolio of nuclear assets."

Dr. Robin Jeffrey, AmerGen president and British Energy's executive director, North America, said, "More than two years ago, PECO Energy and British Energy came together to form AmerGen and announced our strategy to invest in existing US nuclear power stations.

"Last week, we completed our first acquisition, the Clinton Power Station in Illinois. Today we announce our second, Three Mile Island Unit 1. These two plants total 1,770 MW with a staff of 1,900. AmerGen has become a true part of the US power generation scene. I am confident that these two plants will play an important part in the ongoing success of AmerGen."

In addition to acquiring Clinton and TMI Unit 1, AmerGen has agreements to purchase three other nuclear stations in 2000, including GPU's Oyster Creek nuclear generating plant.

Under the purchase agreement and subject to certain adjustments, AmerGen paid $23 million for TMI-1's reactor and will pay $77 million over five years for the plant's nuclear fuel. The ownership of TMI Unit 2 will remain with GPU. AmerGen will assume full responsibility for the decommissioning of TMI Unit 1, which has been prefunded by GPU for an amount of $320 million. GPU has agreed to purchase the energy and capacity from TMI Unit 1 from January 1, 2000 through December 31, 2002 at fixed prices.

GPU, Inc. (NYSE: GPU), headquartered in Morristown, N.J., is a registered public utility holding company providing utility and utility related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric distribution subsidiaries -- GPU Energy in the United
States, Midlands Electricity plc. in the United Kingdom and GPU Emdersa in Argentina. It serves another 1.4 million customers indirectly through its electric and gas transmission subsidiaries, GPU GasNet and GPU PowerNet in Australia. GPU's revenues were $4.3 billion and its total assets were $16.3 billion in 1998. Other GPU subsidiaries include GPU Advanced Resources, Inc., GPU International, Inc., GPU Nuclear, Inc., GPU Service, Inc. and GPU Telcom Services, Inc. (http://www.gpu.com)

PECO Energy is an electric and gas utility serving 1.5 million electric customers in the five-county Philadelphia area and more than 400,000 natural gas customers in four suburban counties. It is one of the nation's largest nuclear utilities, producing more than 33 billion kilowatt-hours of electricity in 1998 at its Limerick and Peach Bottom generating stations. PECO Energy has set new nuclear performance standards in safety, availability and capacity factors, efficient refueling outages, and low operating and maintenance costs.

British Energy provides more than 20 percent of Britain's electricity and is the U.K.'s largest generator. It owns and operates 15 nuclear power reactors in the United Kingdom, with 9,600 megawatts of generation, including seven advanced gas-cooled nuclear stations and one pressurized water reactor station. In July 1996, British Energy was successfully privatized through a public offering of stock. The company has distinguished itself in nuclear operations through its outstanding safety record and by reducing costs and increasing output and profit following privatization.


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Contacts:

        GPU, Inc.
          Ned Raynolds, 973-455-8294
          Ralph DeSantis, 717-948-8827

                            or

        PECO
          Bill Jones, 215-841-4129

                            or

        British Energy
          Doug McRoberts, 011-131-44-527-2020



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